SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                                 New Focus, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    644383101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [ ]      Rule 13d-1(c)

            [X}      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 22 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 2 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners VI, L.P. ("USVP VI")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       4,653,450 shares, except that Presidio Management Group VI, L.L.C.
           OWNED BY EACH                      ("PMG VI"), the general partner of USVP VI, may be deemed to have sole
             REPORTING                        voting power with respect to such shares, and
              PERSON                          Irwin Federman ("Federman"), Winston S. Fu, ("Fu")
               WITH                           Jason E. Green  ("Green"),  Steven  M.  Krausz  ("Krausz"),  Stuart G.
                                              Phillips ("Phillips"), Jonathan D. Root ("Root") and Philip M. Young
                                              ("Young"),  members of PMG VI, may  be deemed to have a shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,653,450 shares, except that PMG VI, the general partner of USVP VI, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Phillips, Root and Young,
                                              members of PMG VI, may be deemed to have a shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,653,450
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.28%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 3 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP VI Affiliates Fund, L.P. ("Affiliates VI")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       140,000 shares,  except that PMG VI, the general partner of
           OWNED BY EACH                      Affiliates  VI,  may be deemed to have sole  voting  power with respect to
             REPORTING                        such shares, and Federman,  Fu, Green, Krausz,  Phillips, Root and
              PERSON                          Young,  members of PMG VI, may be deemed to have shared voting power
               WITH                           with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              140,000 shares, except that PMG VI, the general partner of
                                              Affiliates VI, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Phillips,
                                              Root and Young, members of PMG VI, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       140,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.22%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 4 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP VI Entrepreneur Partners, L.P. ("EP VI")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       156,154 shares,  except that PMG VI, the general partner  of EP VI, may
          OWNED BY EACH                       be deemed to have sole voting  power with respect to such shares, and
             REPORTING                        Federman,  Fu, Green, Krausz,  Phillips,  Root and Young,  members  of
              PERSON                          PMG VI,  may be deemed to have  shared  voting  power with respect to such
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              156,154 shares, except that PMG VI, the general partner of EP VI, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Phillips, Root and Young, members of
                                              PMG VI, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       156,154
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.24%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 5 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      2180 Associates Fund VI, L.P. ("2180 VI")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       75,010 shares,  except that PMG VI, the general partner  of 2180 VI,  may
           OWNED BY EACH                      be deemed  to have sole  voting  power  with respect to such shares, and
             REPORTING                        Federman,  Fu, Green, Krausz,  Phillips,  Root and Young,  members  of
               PERSON                         PMG VI,  may be deemed to have  shared  voting  power with respect to such
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              75,010 shares, except that PMG VI, the general partner of 2180 VI, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Phillips, Root and Young,
                                              members of PMG VI, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       75,010
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.12%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 6 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group VI, L.L.C. ("PMG VI")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF                        SOLE VOTING POWER
              SHARES                 5        5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
           BENEFICIALLY                       140,000 are directly owned by Affiliates VI, 156,154 are directly
           OWNED BY EACH                      owned by EP VI and 75,010 are directly owned by 2180 VI.  PMG VI is
             REPORTING                        the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI and
              PERSON                          may be deemed to have sole voting power with respect to such shares,
               WITH                           and Federman,  Fu, Green,  Krausz, Phillips,  Root and Young, members of PMG VI, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. PMG VI is the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI and may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Phillips, Root and Young,
                                              members of PMG VI, may be deemed to have shared dispositive power with respect to such shares.
                                    -------- ------------------------------------------------------------------------

                                    8         SHARED  DISPOSITIVE  POWER
                                              See  response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,024,614
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.86%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      00

------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 7 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman ("Federman")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Federman is a managing member of PMG VI, the general partner of USVP VI,
                                              Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Federman is a managing member of PMG VI, the general partner of USVP VI,
                                              Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,024,614
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                  7.86%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 8 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Winston S. Fu ("Fu")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       2,000 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Fu is a member of PMG VI, the general partner of USVP VI, Affiliates VI, EP
                                              VI and 2180 VI, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,000 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Fu is a member of PMG VI, the general partner of USVP VI, Affiliates VI, EP
                                              VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,026,614
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                  7.86%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 9 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jason E. Green ("Green")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Green is a managing member of PMG VI, the general partner of USVP VI, Affiliates
                                              VI, EP VI and 2180 VI, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Green is a managing member of PMG VI, the general partner of USVP VI, Affiliates
                                              VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,024,614
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                  7.86%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 10 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz ("Krausz")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       2,000 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Krausz is a managing member of PMG VI, the general partner of USVP VI, Affiliates
                                              VI, EP VI and 2180 VI, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,000 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Krausz is a managing member of PMG VI, the general partner of USVP VI, Affiliates
                                              VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,026,614
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.86%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 11 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Stuart G. Phillips ("Phillips")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Phillips is a managing member of PMG VI, the general partner of USVP VI,
                                              Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Phillips is a managing member of PMG VI, the general partner of USVP VI,
                                              Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,024,614
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                  7.86%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 12 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jonathan D. Root ("Root")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Root is a managing member of PMG VI, the general partner of USVP VI, Affiliates
                                              VI, EP VI and 2180 VI, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Root is a managing member of PMG VI, the general partner of USVP VI, Affiliates
                                              VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,024,614
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                              [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.86%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

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----------------------------------------------------------                     --------------------------------------
CUSIP NO. 644383101                                               13 G                  Page 13 of 22 pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young ("Young")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Young is a managing member of PMG VI, the general partner of USVP VI, Affiliates
                                              VI, EP VI and 2180 VI, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,024,614 shares, of which 4,653,450 are directly owned by USVP VI,
                                              140,000 are directly owned by Affiliates VI, 156,154 are directly owned by EP VI and 75,010 are directly owned by 2180 VI. Young is a managing member of PMG VI, the general partner of USVP VI, Affiliates
                                              VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,024,614
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                  7.86%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!




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                                                                                        Page 14 of 22 pages

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  New Focus, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  2630 Walsh Avenue
                  Santa Clara, California 95051-0905

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by U.S. Venture Partners VI, L.P. ("USVP VI"), USVP VI Affiliates Fund,
                  L.P. ("Affiliates VI"), USVP VI Entrepreneur Partners, L.P. ("EP VI"), 2180 Associates Fund VI,
                  L.P. ("2180 VI"), Presidio Management Group VI, L.L.C. ("PMG VI"), Irwin Federman ("Federman"),
                  Winston S. Fu ("Fu"), Jason E. Green ("Green"), Steven M. Krausz ("Krausz"), Stuart G. Phillips
                  ("Phillips"), Jonathan D. Root ("Root") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  PMG VI is the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP
                  VI, Affiliates VI, EP VI and 2180 VI. Federman, Fu, Green, Krausz, Phillips, Root and Young are
                  members of PMG VI, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP VI, Affiliates VI, EP VI and 2180 VI.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  USVP VI, Affiliates VI, EP VI, and 2180 VI are Delaware Limited Partnerships, PMG VI is a
                  Delaware Limited Liability Company, and Federman, Fu, Green, Krausz, Phillips, Root and Young are
                  United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock


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


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                                                                                        Page 15 of 22 pages

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # : 644383101


ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a)      Amount beneficially owned:
                                    -------------------------

                           See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:
                                    ----------------

                           See Row 11 of cover page for each Reporting Person.

                           (c)      Number of shares as to which such person has:
                                    --------------------------------------------

                                                     (i)      Sole power to vote or to direct the vote:
                                                              ----------------------------------------

                                                              See Row 5 of cover page for each Reporting Person.

                                                     (ii)     Shared power to vote or to direct the vote:
                                                              ------------------------------------------

                                                              See Row 6 of cover page for each Reporting Person.

                                                     (iii)    Sole power to dispose or to direct the disposition of:
                                                              -----------------------------------------------------

                                                              See Row 7 of cover page for each Reporting Person.

                                                     (iv)     Shared power to dispose or to direct the disposition of:
                                                              -------------------------------------------------------

                                                              See Row 8 of cover page for each Reporting Person.


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                                                                                                                Page 16 of 22 pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP VI, Affiliates VI, EP VI, 2180 VI and PMG VI, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY:
                  ----------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable



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                                                                                                                 Page 17 of 22 pages

                                                             SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2001


U.S. Venture Partners VI, L.P.                                   /s/ Michael Maher
By Presidio Management Group VI, L.L.C.                          -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP VI Affiliates Fund, L.P.                                    /s/ Michael Maher
By Presidio Management Group VI, L.L.C.                          -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP VI Entrepreneur Partners, L.P.                              /s/ Michael Maher
By Presidio Management Group VI, L.L.C.                          -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund VI, L.P.                                    /s/ Michael Maher
By Presidio Management Group VI, L.L.C.                          -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

By Presidio Management Group VI, L.L.C.                          /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Irwin Federman                                                   /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact




                                                                                                                 Page 18 of 22 pages
Winston S. Fu                                                    /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jason E. Green                                                   /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Steven M. Krausz                                                 /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Stuart G. Phillips                                               /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jonathan D. Root                                                 /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young                                                  /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact



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                                                                                                                 Page 19 of 22 pages

                                                             EXHIBIT INDEX

                                                                                           Found on
                                                                                         Sequentially
Exhibit                                                                                 Numbered Pages
-------                                                                                 --------------
Exhibit A: Agreement of Joint Filing                                                          20


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact                                  22


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                                                                                                                 Page 20 of 22 pages

                                                              EXHIBIT A

                                                      Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of
New Focus, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such
Schedule 13G.

Dated:  February 9, 2001


U.S. Venture Partners VI, L.P.                                   /s/ Michael Maher
By Presidio Management Group VI, L.L.C.                          -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP VI Affiliates Fund, L.P.                                    /s/ Michael Maher
By Presidio Management Group VI, L.L.C.                          -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP VI Entrepreneur Partners , L.P.                             /s/ Michael Maher
By Presidio Management Group VI, L.L.C.                          -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund VI, L.P.                                    /s/ Michael Maher
By Presidio Management Group VI, L.L.C.                          -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

By Presidio Management Group VI, L.L.C.                          /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact




                                                                                                                 Page 21 of 22 pages
Irwin Federman                                                   /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Winston S. Fu                                                    /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jason E. Green                                                   /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Steven M. Krausz                                                 /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Stuart G. Phillips                                               /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jonathan D. Root                                                 /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young                                                  /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact



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                                                                                                                 Page 22 of 22 pages

                                                              EXHIBIT B

                                           REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT


                  Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.
